Exhibit 2.1

First Amendment To Agreement and Plan of Merger

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 16, 2021, is made by and among Social Capital Hedosophia Holdings Corp. V, a Cayman Islands exempted company limited by shares (“Acquiror”), Plutus Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Social Finance, Inc. a Delaware corporation (the “Company”) (each, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of January 7, 2021, by and among the Parties (the “Agreement”).

WHEREAS, Section 11.11 of the Agreement provides that the Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, the Parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.     Amendment to Section 7.3. Section 7.3 of the Agreement shall be deleted and replaced in its entirety with the following:

“NASDAQ Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE or the Nasdaq Stock Market LLC (“NASDAQ”), shall prepare and submit to the NASDAQ a listing application covering all shares of Acquiror Common Stock to be issued and outstanding as of the Effective Time, including the Registration Statement Securities (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to (x) delist the Acquiror Common Stock from the NYSE effective as of no later than the Effective Time and (y) cause: (a) the Listing Application to have been approved by NASDAQ: (b) Acquiror to satisfy all applicable initial and continuing listing requirements of NASDAQ; and (c) all shares of Acquiror Common Stock to be issued and outstanding as of the Effective Time, including the Registration Statement Securities, to be approved for listing on NASDAQ with the trading ticker “SOFI”, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto.”

2.     Amendment to Section 7.6(a). The reference to “NYSE” in Section 7.6(a) of the Agreement shall be deleted and replaced with a reference to “NASDAQ”.

3.     Amendment to Section 9.1(f). Section 9.1(f) of the Agreement shall be deleted and replaced in its entirety with the following:

“The Listing Application shall have been approved by NASDAQ (subject to official notice of issuance) and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of NASDAQ, and Acquiror shall not have received any notice of non-compliance therewith from NASDAQ that has not been cured or would not be cured at or immediately following the Effective Time, and the Registration Statement Securities shall have been approved for listing on NASDAQ.”

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4.     Amendment to Exhibit E. The form of Shareholders’ Agreement set forth in Exhibit E shall be revised as follows:

(a)   Section 1.5 of Exhibit E shall be deleted and replaced with the following:

“‘NASDAQ’ means the Nasdaq Stock Market LLC.”

(b)   Section 1.6 of Exhibit E shall be deleted and replaced with the following

“‘Nasdaq Listing Standard’ means Nasdaq listing standards, taking into account the specific factors and guidance set forth in Nasdaq Rule 5605, including the commentary thereto.”

(c)   Each other reference in Exhibit E to “NYSE” shall be deleted and replaced with a reference to “NASDAQ”.

(d)   Each other reference in Exhibit E to “NYSE Listing Standard” shall be deleted and replaced with references to “Nasdaq Listing Standard”.

5.     Full Force and Effect; Amendment. Except as expressly amended hereby, each term and provision of the Agreement will and does remain in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

6.     Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be deemed an original, but all which together shall constitute one and the same instrument.

7.     Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first written above.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. V

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

PLUTUS MERGER SUB INC.

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chief Executive Officer

SOCIAL FINANCE, INC.

By:	/s/ Anthony Noto
Name:	Anthony Noto
Title:	CEO

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